Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL YEAR 2024

Continued Growth in US-based Production; Improved Gross Margins; New Program Wins
Spokane Valley, WA— February 6, 2024 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended December 30, 2023.
For the second quarter of fiscal year 2024, Key Tronic reported total revenue of $145.4 million, up 18% from $123.7 million in the same period of fiscal year 2023. Revenue growth for the second quarter of fiscal year 2024 was driven by increased production at the Company’s US-based and Vietnam-based facilities, as well as by the sale of approximately $8.1 million of inventory from a discontinued program. For the first six months of fiscal year 2024, total revenue was $293.2 million, up 12% from $261.0 million in the same period of fiscal year 2023.
For the second quarter of fiscal year 2024, the Company’s gross margin was 8.1% and operating margin was 2.7%, compared to a gross margin of 7.2% and an operating margin of 2.9% in the same period of fiscal year 2023. The increase in gross margin in the second quarter of fiscal year 2024 reflects a favorable product mix for the quarter and improved operating efficiencies.
For the second quarter of fiscal year 2024, net income was $1.1 million or $0.10 per share, compared to $1.0 million or $0.09 per share for the same period of fiscal year 2023. For the first six months of fiscal year 2024, net income was $1.4 million or $0.13 per share, compared to $2.1 million or $0.20 per share for the same period of fiscal year 2023. The Company’s profitability in fiscal year 2024 continued to be negatively impacted by increased labor costs, unfavorable foreign currency exchange rates in Mexico and higher interest rates on its line of credit.
“We’re pleased with the successful ramp of new programs in the second quarter of fiscal 2024, driven by increased utilization of our US and Vietnam facilities,” said Craig Gates, President and Chief Executive Officer. “During the quarter, we continued to expand our customer base, winning new programs involving security products, medical devices and military aerospace. We also continued to make gradual improvements in our gross margins and continued to make significant reductions to inventory, as well as reducing our accounts payable, debt and other liabilities.”
“While we continue to see the favorable trend of contract manufacturing returning to North America, the strength of the Mexican peso and continued wage increases in Mexican wages, particularly along the US-Mexico border, have created a shift in the way we allocate our production across our US and Juarez locations. In order to remain competitive, our Juarez site will be restructured to focus on higher-volume manufacturing, while lower-volume products with higher service level requirements will migrate to our other sites.
Accordingly, we are currently reducing our workforce in Mexico and will incur $1.0 million to $2.5 million of severance in the third quarter. We currently expect the payback period for these severance costs to be less than six months and our US and Vietnam facilities to contribute a growing portion of our revenue in coming periods.”
The financial data presented for the second quarter of fiscal year 2024 should be considered preliminary and could be subject to change, as the Company’s independent auditor has not completed their review procedures.
Business Outlook
For the third quarter of fiscal 2024, Key Tronic expects to report revenue in the range of $135 million to $145 million. The Company also expects to incur a severance expense in the range of $1.0 million to $2.5 million from headcount reductions in its Mexico-based operations, resulting in a net income in the range of $0.00 to $0.15 per diluted share. These expected results assume an effective tax rate of 20% in the coming quarter.

Conference Call

Keytronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) today. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 877-400-0505 or +1-323-701-0225 (Access Code: 5587222). A replay will be available at www.keytronic.com under “Investor Relations”.

About Key Tronic
Keytronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers with full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Keytronic visit: www.keytronic.com

Forward-Looking Statements
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue and earnings, demand for certain products and the effectiveness of some of its programs, business from customers and programs, and impacts from operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings or governmental investigations relating to the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such trade negotiations and other risks; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net sales	$145,417	$123,708	$293,180	$260,971
Cost of sales	133,654	114,788	270,555	241,672
Gross profit	11,763	8,920	22,625	19,299
Research, development and engineering expenses	1,758	2,287	3,999	4,583
Selling, general and administrative expenses	6,057	5,735	11,841	11,391
Gain on insurance proceeds, net of losses	—	(2,710)	(431)	(3,644)
Total operating expenses	7,815	5,312	15,409	12,330
Operating income	3,948	3,608	7,216	6,969
Interest expense, net	2,961	2,507	5,972	4,394
Income before income taxes	987	1,101	1,244	2,575
Income tax (benefit) provision	(97)	134	(175)	456
Net income	$1,084	$967	$1,419	$2,119
Net income per share — Basic	$0.10	$0.09	$0.13	$0.20
Weighted average shares outstanding — Basic	10,762	10,762	10,762	10,762
Net income per share — Diluted	$0.10	$0.09	$0.13	$0.20
Weighted average shares outstanding — Diluted	10,889	10,832	10,889	10,832

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 30, 2023	July 1, 2023
ASSETS
Current assets:
Cash and cash equivalents	2,953	3,603
Trade receivables, net of allowance for doubtful accounts of $72 and $23	134,892	150,600
Contract assets	27,770	29,925
Inventories, net	124,054	137,911
Other	22,612	27,510
Total current assets	312,281	349,549
Property, plant and equipment, net	28,935	28,870
Operating lease right-of-use assets, net	18,104	16,202
Other assets:
Deferred income tax asset	13,161	12,254
Other	6,243	11,397
Total other assets	19,404	23,651
Total assets	378,724	418,272
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	91,358	115,899
Accrued compensation and vacation	5,677	13,351
Current portion of debt, net	5,610	7,849
Other	15,721	14,867
Total current liabilities	118,366	151,966
Long-term liabilities:
Term loans	6,465	6,726
Revolving loan	108,429	114,805
Operating lease liabilities	12,380	10,317
Deferred income tax liability	22	274
Other long-term obligations	627	3,567
Total long-term liabilities	127,923	135,689
Total liabilities	246,289	287,655
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,762 and 10,762 shares, respectively	47,839	47,728
Retained earnings	84,405	82,986
Accumulated other comprehensive income (loss)	191	(97)
Total shareholders’ equity	132,435	130,617
Total liabilities and shareholders’ equity	378,724	418,272
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